Exhibit 99.2

Reliance Global Group Reduces Debt by 50%, Cutting Annual Debt Service by Over $1.8 Million

Strengthened financial position and scalable tech platform pave the way for accelerated growth and margin expansion

LAKEWOOD, N.J., July 10, 2025 — Reliance Global Group, Inc. (Nasdaq: RELI) (“Reliance,” “we,” “us,” “our” or the “Company”) today announced that it has repaid approximately $5.55 million, or approximately 50% of its long term debt, a strategic action that reduces its leverage, strengthens its balance sheet, and enhances financial flexibility. The repayments were funded through proceeds from the recently announced asset sale of Fortman Insurance Services, a wholly owned subsidiary, which generated $5.0 million in cash for the Company, with the remainder coming from the release of cash collateral held in our restricted cash accounts. As a result, annual principal, interest and service fee payments are expected to decline from approximately $2.95 million to $1.1 million — a reduction of over $1.8 million, or 61%.

“Reducing our debt by approximately 50% marks a transformative milestone for Reliance and is a direct result of the financial execution and operational improvements made across the business,” said Ezra Beyman, CEO of Reliance Global Group. “This achievement reflects the strength of our cash position and our commitment to long-term financial health. By lowering our annual debt service obligations by over $1.8 million, we are meaningfully enhancing our cash flow profile. These steps also create greater flexibility to support strategic initiatives, such as our planned acquisition of Spetner Associates (“Spetner”).”

Joel Markovits, Chief Financial Officer of Reliance Global Group, added, “Deleveraging our balance sheet has been a long-term goal for the Company, and also partially executes on our strategy to fund the Spetner deal by enhancing our leverage ratio, which often is a key factor to investors and lenders. Our disciplined approach to managing cash flows, expenditures and capital allocation, reflects our fiscal responsibility and strategic focus on long-term value creation that will support exponential operational growth, wider margins, and greater returns to our investors and shareholders.”

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (NASDAQ: RELI) is an InsurTech pioneer, leveraging artificial intelligence (AI), and cloud-based technologies, to transform and improve efficiencies in the insurance agency/brokerage industry. The Company’s business-to-business InsurTech platform, RELI Exchange, provides independent insurance agencies an entire suite of business development tools, enabling them to effectively compete with large-scale national insurance agencies, whilst reducing back-office cost and burden. The Company’s business-to-consumer platform, 5minuteinsure.com, utilizes AI and data mining, to provide competitive online insurance quotes within minutes to everyday consumers seeking to purchase auto, home, and life insurance. In addition, the Company operates its own portfolio of select retail “brick and mortar” insurance agencies which are leaders and pioneers in their respective regions throughout the United States, offering a wide variety of insurance products. Further information about the Company can be found at https://www.relianceglobalgroup.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by terminology such as “may,” “should,” “could,” “would,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “continue,” “potential,” and similar expressions. Forward-looking statements in this press release include, without limitation, statements regarding:

●	Our expectations regarding the financial and operational benefits of our recent debt reduction, including enhanced cash flow, reduced debt service obligations, and improved financial flexibility;

●	Our belief that these improvements strengthen our ability to support strategic initiatives, including the planned acquisition of Spetner Associates, Inc.;

●	Our expectation that the Spetner acquisition will be completed on commercially reasonable terms and will meaningfully contribute to our cash flow and long-term value creation;

●	Our intention to continue leveraging our scalable InsurTech platform and streamlined capital structure to pursue margin expansion and operating leverage; and

●	Other statements relating to our future growth, financial performance, business strategy, and operational execution.

These forward-looking statements are based on a number of assumptions, including that the Spetner acquisition will proceed as expected; projected cash flow benefits and operating synergies will materialize; integration risks will be effectively managed; and no material adverse changes will occur in market, economic, or regulatory conditions. There can be no assurance that these assumptions will prove accurate.

Actual results could differ materially from those anticipated due to a variety of risks and uncertainties, including: delays or failure to complete the Spetner acquisition; challenges in realizing anticipated cost savings or cash flow improvements; unexpected integration issues; competitive pressures in the InsurTech and insurance agency markets; adverse economic or regulatory developments; and other factors described under “Risk Factors” in our Registration Statement on Form S-1 and our other filings with the Securities and Exchange Commission.

You are encouraged to carefully review our Annual Report on Form 10-K for the year ended December 31, 2024, as amended, as well as other SEC filings, for a more complete discussion of these and other risks and uncertainties. Except as required by law, Reliance Global Group, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: RELI@crescendo-ir.com